EXHIBIT 5.8

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 450 5800 fax

March 1, 2021

Deutsche Bank AG

Taunusanlage 12

60325 Frankfurt am Main

Germany

Ladies and Gentlemen:

Deutsche Bank Aktiengesellschaft, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany (the “Bank”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form F-3 on July 30, 2018 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the Bank’s senior debt funding notes (the “Notes”), to be issued from time to time pursuant to the Senior Debt Funding Indenture, dated as of July 30, 2018 (as supplemented by the First Supplemental Senior Debt Funding Indenture dated as of March 1, 2021, the “Indenture”), among the Bank, Delaware Trust Company, as trustee (the “Trustee”), and Deutsche Bank Trust Company Americas, as paying agent, authenticating agent, issuing agent and registrar.

We have been appointed by you as your special United States products counsel, and we have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Bank that we reviewed were and are accurate and (vii) all representations made by the Bank as to matters of fact in the documents that we reviewed were and are accurate.

Deutsche Bank AG	2	March 1, 2021

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, when the specific terms of a particular series of Notes have been duly authorized and established in accordance with the Indenture and such Notes have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture, and the applicable underwriting or other distribution agreement against payment therefor, such Notes will constitute valid and binding obligations of the Bank, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that we express no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

We express no opinion relating to any provision of the Notes relating to their ranking and their status under Section 46f(6) sentence 1 of the German Banking Act (Kreditwesengesetz) to the extent it purports to be governed by the laws of the Federal Republic of Germany, including, in relation to such provisions, any determination of whether a Resolution Measure (as defined in the Notes) has been imposed on the Bank.

In connection with the opinion expressed above, we have assumed that at or prior to the time of the delivery of any Notes, (i) pursuant to the authority granted by the Bank’s Management Board, duly authorized officers of the Bank shall have established the terms of the Notes and duly authorized the issuance, execution, sale and delivery of the Notes, in each case as a matter of German law, and such authorization shall not have been modified or rescinded; (ii) the Bank is, and will remain, validly existing as a stock corporation in good standing under the laws of the Federal Republic of Germany; (iii) the effectiveness of the Registration Statement shall not have been terminated or rescinded; (iv) the Indenture and the Notes have been duly authorized, executed, authenticated (if applicable) and delivered by, and are each valid, binding and enforceable agreements of, each party thereto (other than as expressly covered above in respect of the Bank); (v) the Notes will be executed in substantially the form reviewed by us, (vi) the execution and delivery by each such party to each document to which it is a party, and the performance by each such party of all of its obligations under each document to which it is a party (x) do not contravene, or constitute a default under, the articles or certificate of incorporation or bylaws or other constitutive documents of such party, (y) require no action by or in respect of, or filing with, any governmental body, agency or official and (z) do not and will not contravene, or constitute a default under, any provision of applicable law or public policy or regulation (other than any such law or regulation of the State of New York), or any agreement, judgment, injunction, order, decree or other instrument binding on any such party; and (vii) there shall not have occurred any change in law affecting the validity or enforceability of such Notes. We have also assumed that none of the terms of any Note to be established subsequent to the date hereof, nor the issuance and delivery of such Note, nor the compliance by the Bank with the terms of such Note will violate any applicable law or public policy or will result in a violation of any provision of any instrument or agreement then binding upon the Bank, or any restriction imposed by any court or other governmental body, agency or official having jurisdiction over the Bank.

Deutsche Bank AG	3	March 1, 2021

In connection with our opinion above, we note that, as of the date of this opinion, a judgment for money in an action based on Notes payable in foreign currencies in a federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency in which a particular Note is payable into United States dollars will depend upon various factors, including which court renders the judgment. However, if a judgment for money in an action based on the Notes were entered by a New York court, such court would enter the judgment in the foreign currency. In addition, we express no opinion as to any provision in the Indenture that (i) subjects the Bank to any claim for deficiency resulting from a judgment being rendered in a currency other than the currency called for in the Indenture, or (ii) purports to constitute a waiver by the Bank of any right to pay any amount under the Indenture in a currency other than that in which such amount is expressed to be payable.

We express no opinion as to provisions in the Indenture which purport to constitute waivers of objections to venue, or claims that a particular jurisdiction is an inconvenient forum.

We are members of the Bar of the State of New York, and the foregoing opinion is limited to the laws of the State of New York. Insofar as the foregoing opinion and the opinions expressed in the paragraphs quoted below involve matters governed by German law, we have relied, without independent inquiry or investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated March 1, 2021, attached as Exhibit A hereto and to be filed as an exhibit to the Current Report referred to in the subsequent paragraph.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K dated as of March 1, 2021 to be filed by the Bank with the Commission and its incorporation by reference into the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

In addition, if a pricing supplement relating to the offer and sale of any particular Note or Notes is prepared and filed by the Bank with the Commission on this date or a future date and the pricing supplement contains a reference to us and our opinion substantially in the form set forth below, this consent shall apply to the reference to us and our opinion in substantially such form:

“In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Bank, when the notes offered by this pricing supplement have been executed and issued by the Bank and authenticated by the authenticating agent, acting on behalf of the trustee pursuant to the Indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Bank, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to [(i)] the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above [and (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the notes to the extent determined

Deutsche Bank AG	4	March 1, 2021

to constitute unearned interest.] This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated March 1, 2021, filed as an exhibit to the opinion of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and the authentication of the notes by the authenticating agent and the validity, binding nature and enforceability of the Indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated March 1, 2021, which has been filed by the Bank as an exhibit to a Current Report on Form 6-K dated as of March 1, 2021. [This opinion is also subject to the discussion, as stated in such opinion, of the enforcement of notes denominated in a foreign currency.]”

Very truly yours, /s/ Davis Polk & Wardwell LLP

EXHIBIT A

Deutsche Bank

Deutsche Bank Aktiengesellschaft Taunusanlage 12 60325 Frankfurt am Main Germany	Deutsche Bank AG Legal Regulatory Taunusanlage 12 60325 Frankfurt am Main

March 1, 2021

Deutsche Bank AG Senior Debt Funding Notes

Ladies and Gentlemen:

In our capacity as Counsel of Deutsche Bank Aktiengesellschaft (the “Bank”), we have advised the Bank as to matters of German law in connection with the proposed issuance, offering and sale by the Bank from time to time of its senior debt funding notes (the “Notes”), to be issued from time to time under the Senior Debt Funding Indenture, dated as of July 30, 2018 (as supplemented by the First Supplemental Senior Debt Funding Indenture dated as of March 1, 2021, the “Indenture”), among the Bank, as issuer, Delaware Trust Company, as trustee (the “Trustee”), and Deutsche Bank Trust Company Americas, as paying agent, authenticating agent, issuing agent and registrar, pursuant to a Registration Statement on Form F-3 (No. 333-226421) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on July 30, 2018 and declared effective by the Commission on August 20, 2018 (the “Registration Statement”), registering the offer and sale of the Notes.

The Indenture and the Notes are referred to herein as the “Transaction Documents.”

This opinion is confined to and given on the basis of German law as it exists at the date hereof. We have made no investigation of the laws of New York or of any other jurisdiction as a basis for this opinion and do not express or imply any opinion thereon. We have assumed that there is nothing in such laws which affect this opinion.

For the purpose of this opinion we have examined the following documents:

(a)	the Registration Statement;

(b)	the Articles of Association (Satzung) of the Bank as currently in force;

(c)	a scanned copy of the executed Indenture;

(d)	the form of fixed rate Notes and the form of floating rate Notes;

(e)	a scanned copy of the power of attorney issued on behalf of the Bank by Christian Sewing and James von Moltke, members of the Management Board (Vorstand) of the Bank on July 17, 2018 (the “Power of Attorney”); and

(f)	such other documents as we have deemed necessary to enable us to give this opinion.

We have relied, as to matters of fact, on certificates of the responsible officers of the Bank and public officials. We have assumed that:

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(i)	the Transaction Documents are within the capacity and power of, and have been validly authorized, executed and delivered by, the parties thereto other than the Bank and that there has been no breach of any of the terms thereof;

(ii)	the Transaction Documents are valid, binding and enforceable under the laws of New York (by which they are expressed to be governed), except that no such assumption is made as to the authorization, execution and delivery of any such agreement or instrument by the Bank;

(iii)	the Notes will have been offered and sold as contemplated by the Registration Statement;

(iv)	all signatures on all documents submitted to us are genuine and that copies of all documents submitted to us are complete and conform to the originals; and

(v)	the Indenture and the Power of Attorney have not subsequently been amended, supplemented or terminated.

Based upon the foregoing we are of the opinion that:

(1)	the Bank is duly organized and validly existing as a stock corporation (Aktiengesellschaft) under the laws of the Federal Republic of Germany and has the corporate power to, and has taken all necessary corporate action to, execute, deliver and file the Registration Statement;

(2)	the Bank has corporate power and capacity to execute and deliver the Transaction Documents and to perform its obligations thereunder;

(3)	the execution and delivery of the Transaction Documents have been duly authorized by all necessary corporate action of the Bank;

(4)	the Indenture has been validly executed on behalf of the Bank;

(5)	the Indenture constitutes a valid and binding agreement of the Bank, which, with respect to Notes incurred through a branch office of the Bank, is to be performed through such branch office;

(6)	the forms of Notes have been duly authorized and established by the Bank;

(7)	the terms of a particular issuance of Notes will be, when established by an Issuer Order executed by two persons named as attorneys-in-fact of the Bank in the Power of Attorney, duly authorized by the Bank;

(8)	when Notes of a particular issuance have been executed by two persons named as attorneys-in-fact of the Bank in the Power of Attorney, they will have been validly executed on behalf of the Bank;

(9)	when the terms of the Notes and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate New York law or German law and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Bank, and the Notes have been duly executed and delivered by the Bank and authenticated in accordance with the Indenture and issued and sold as contemplated by the Registration Statement, the Notes will constitute valid and binding obligations of the Bank, which, if incurred through a branch office of the Bank, are to be performed through such branch office; and

(10)	the courts in Germany (assuming they accept jurisdiction) would observe and give effect to the choice of the laws of New York as governing the Indenture and the Notes.

This opinion is subject to the following qualifications:

(A)	Enforcement of the Transaction Documents may be limited by bankruptcy, insolvency, liquidation, reorganization, limitation and other laws of general application, or by governmental acts, relating to or affecting the rights of creditors.

(B)	Enforcement of any agreement, instrument or document may be limited by any resolution measures exercised by the competent resolution authority under the relevant resolution laws and regulations applicable to the Bank; the resolution authority may convert to equity or reduce the principal amount of liabilities, transfer assets, rights and liabilities and take other resolution measures which relate to or affect the rights of creditors.

(C)	Enforcement of rights may be limited by statutes of limitation or lapse of time.

(D)	Courts in Germany (assuming they accept jurisdiction) do not apply provisions of foreign law to the extent such provisions are obviously irreconcilable with essential principles of German law, in particular rights under constitutional law of Germany.

(E)	Any judicial proceedings in Germany enforcing rights will be subject to the rules of civil procedure as applied by the courts in Germany, which inter alia and without limitation, might require the translation of foreign language documents into the German language.

(F)	We do not express an opinion as to any rights and obligations the Bank may have or appears to have against itself.

We are furnishing this opinion solely for your benefit, except that Davis Polk & Wardwell LLP may rely upon it, and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written approval in each instance. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

This opinion shall be governed by and construed in accordance with the laws of Germany.

Very truly yours,

/s/ Mathias Otto	/s/ Patricia Vornhagen
Dr. Mathias Otto General Counsel of Infrastructure and Regulatory Advice of Deutsche Bank AG	Patricia Vornhagen Senior Counsel of Infrastructure and Regulatory Advice of Deutsche Bank AG